CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the use of our audit report dated April 27, 2000 in this Form SB-2A of Gimmeabid.com, Inc. (formerly Mesquite Country, Inc.) for the year ended December 31, 1999, which is a part of this Form SB-2A and all references to our firm included in this Form SB-2A.



HJ & Associates, LLC
(Formerly Jones, Jensen & Company)
Salt Lake City, Utah
August 12, 2000